Exhibit 99.1

Theseus Pharmaceuticals Announces Business and Pipeline Highlights and Reports Third

Quarter 2022 Financial Results

All sites open and actively enrolling in Phase 1 portion of Phase 1/2 clinical trial of THE-630 in advanced GIST; preliminary dose escalation data expected in Q2 2023

Preclinical data characterizing THE-349 in EGFR-mutant NSCLC presented at 2022 EORTC-NCI-AACR Symposium; IND application submission expected in H2 2023

$221.0 million in cash, cash equivalents, and investments as of September 30, 2022; expected to fund operations into the fourth quarter of 2024

Cambridge, Mass., November 3, 2022 /PRNewswire/ -- Theseus Pharmaceuticals, Inc. (NASDAQ: THRX) (Theseus or the Company), a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies, today announced business and pipeline highlights and reported financial results for the third quarter ended September 30, 2022.

“This quarter brought progress throughout our growing pipeline of novel kinase inhibitors with strong execution across our programs,” said Tim Clackson, Ph.D., President and Chief Executive Officer of Theseus. “We opened all sites in the Phase 1 portion of the Phase 1/2 trial of THE-630, a next-generation KIT inhibitor, in GIST patients and remain on track to share initial data from dose escalation in the second quarter of 2023. At EORTC-NCI-AACR, we shared compelling preclinical data, characterizing THE-349 as a significantly differentiated fourth-generation EGFR inhibitor candidate: a single molecule with potent activity against all major classes of EGFR activating and resistance mutations, meaningful selectivity over wild-type EGFR, and activity in the central nervous system. We look forward to evaluating THE-349 in the clinic and anticipate submitting an IND application for this candidate in the second half of next year.”

Recent Pipeline Highlights and Upcoming Expected Milestones:

THE-630: a single molecule, pan-variant inhibitor of the receptor tyrosine kinase KIT, designed for patients with gastrointestinal stromal tumors (GIST) that have developed resistance to earlier lines of therapy.

●	A Phase 1/2 dose-escalation and expansion clinical trial evaluating THE-630 in patients with advanced GIST is ongoing. Phase 1 site activation was completed in the third quarter of 2022 and the study continues to enroll patients in the dose-escalation portion of the trial.
●	Initial safety and pharmacokinetic data, as well as initial analysis of circulating tumor DNA, from the dose-escalation portion of the clinical trial are expected to be presented at a scientific conference in the second quarter of 2023.
●	Additional data from the Phase 1 portion of the clinical trial is expected to be presented in the fourth quarter of 2023.

THE-349: a fourth-generation epidermal growth factor receptor (EGFR) inhibitor with potent activity against single-, double-, and triple-mutant EGFR variants, including T790M and C797X, found in the tumors of patients with EGFR-mutant non-small cell lung cancer (NSCLC) who have developed resistance to first- or later-line osimertinib.

●	During the third quarter, Theseus nominated THE-349 as the development candidate for its fourth-generation EGFR inhibitor program, targeting the treatment of EGFR-driven NSCLC.
●	In a poster presentation at the 2022 EORTC-NCI-AACR Symposium, Theseus shared preclinical data characterizing THE-349, demonstrating it can potently inhibit all major classes of EGFR activating and resistance mutations observed in a post-first- or later-line osimertinib setting consisting of single-, double-, and triple-EGFR mutant variants, including T790M and C797X, with kinome and wild-type selectivity and central nervous system activity.
●	Theseus expects to submit an Investigational New Drug (IND) application for THE-349 to the U.S. Food and Drug Administration in the second half of 2023.

R&D Portfolio: Theseus’ discovery platform incorporates its structure-guided drug design and predictive resistance assay (PRA) to develop selective, next-generation, pan-variant inhibitor molecules targeting all major cancer-causing and treatment-resistance mutations of tyrosine kinase targets.

●	In addition to its lead programs, Theseus continues to advance its preclinical discovery pipeline and has selectively prioritized additional small molecule research programs with established targets of unmet medical need. Theseus expects to prioritize a new kinase target program by the end of 2022.

Business Highlights:

●	In October 2022, Theseus announced the appointment of Steven Stein, M.D., to its Board of Directors. Dr. Stein brings over 15 years of oncology expertise to the Board, including an extensive track record of bringing effective medicines through development. He currently serves as Executive Vice President, Chief Medical Officer of the global biopharmaceutical company, Incyte.

Third Quarter Financial Results:

Cash Position: As of September 30, 2022, Theseus had cash, cash equivalents and short-term and long-term investments of $221.0 million. Theseus expects its cash, cash equivalents, and investments to fund operations and capital expenditures into the fourth quarter of 2024 based on its current operating plan.

R&D Expenses: Research and development expenses were $11.4 million for the third quarter of 2022, as compared to $5.0 million for the same period in 2021. This increase was primarily due to $4.3 million of increased employee-related costs, and $1.7 million of increased expenses for clinical and preclinical studies as Theseus advanced THE-630 and THE-349 in clinical and preclinical studies, respectively, as well as increased expense for its discovery programs.

G&A Expenses: General and administrative expenses were $4.5 million for the third quarter of 2022, as compared to $2.4 million for the same period in 2021. This increase was primarily due to $1.2 million of increased employee-related costs, as well as $1.0 million of increased professional fees.

Net Loss: Net loss was $14.7 million for the third quarter of 2022, as compared to a net loss of $7.4 million for the same period in 2021.

About Theseus Pharmaceuticals, Inc.

Theseus is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development and commercialization of transformative targeted therapies. Theseus is working to outsmart cancer resistance by developing pan-variant tyrosine kinase inhibitors (TKIs) to target all known classes of cancer-causing and resistance mutations that lead to variants in a particular protein in a given type of cancer. Theseus' lead product candidate, THE-630, is a pan-variant KIT inhibitor for the treatment of patients with advanced gastrointestinal stromal tumors (GIST), whose cancer has developed resistance to earlier lines of kinase inhibitor therapy. Theseus is also developing THE-349, a fourth-generation, selective epidermal growth factor receptor (EGFR) inhibitor for C797X-mediated resistance to first- or later-line osimertinib treatment in patients with non-small cell lung cancer (NSCLC). For more information, visit www.theseusrx.com.

Cautionary Statement Regarding Forward Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "may," “continue,” “intend,” "anticipate," "expect," “on track,” "plan," “predict,” "potential," "outlook," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding: Theseus' strategy, future operations, prospects and plans; the structure and timing of its preclinical studies and clinical trials, expected milestones, market opportunity and sizing and objectives of management;  the significance of results of preclinical studies of THE-349, including the ability of the development candidate to potentially inhibit EGFR variants and the outlook of the EGFR inhibitor program; the Phase 1/2 dose escalation and expansion clinical trial for THE-630, and other programs and development candidates; expectations regarding the submission of an IND application for THE-349, including the planned timing of such regulatory filing and potential review by such regulatory authorities; use of capital, expenses, and other financial results in the future; and Theseus’ ability to fund operations through the fourth quarter of 2024.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important risks, uncertainties and other factors, including, but not limited to: uncertainties inherent in preclinical studies and clinical trials; uncertainties regarding whether results from preclinical studies and clinical trials will be predictive of the results of future trials; risks related to market volatility and global economic conditions; risks related to the expected timing of submissions to regulatory authorities, and other risks, uncertainties and other factors  such as those described from time to time in the reports Theseus files with the Securities and Exchange Commission (SEC), including Theseus' Form 10-K for the year ended December 31, 2021, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022,  which are on file with the SEC and available on the SEC's website at https://www.sec.gov/. However, new risk factors and uncertainties may emerge from time to time which may cause actual results to differ materially from those anticipated or implied by the forward looking statements in this press release, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this press release are based on the current expectations of Theseus' management team and speak only as of the date hereof, and Theseus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact

Amy Jobe, Ph.D.

LifeSci Communications

315-879-8192

ajobe@lifescicomms.com

Investor Contacts

Christen Baglaneas

Theseus Pharmaceuticals

857-706-4993

christen.baglaneas@theseusrx.com

Josh Rappaport

Stern Investor Relations

212-362-1200

josh.rappaport@sternir.com

Theseus Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$11,423	$4,996	$25,315	$13,306
General and administrative	4,525	2,378	13,292	5,371
Total operating expenses	15,948	7,374	38,607	18,677
Loss from operations	(15,948)	(7,374)	(38,607)	(18,677)
Other income, net	1,203	2	1,716	25
Net loss	$(14,745)	$(7,372)	$(36,891)	$(18,652)
Net loss per share attributable to common stockholders—basic and diluted	$(0.38)	$(5.16)	$(0.96)	$(18.69)
Weighted-average common stock outstanding—basic and diluted	38,585,980	1,428,054	38,417,993	997,949

Comprehensive loss:
Net loss	$(14,745)	$(7,372)	$(36,891)	$(18,652)
Other comprehensive loss:
Unrealized loss on investments	(218)	—	(550)	—
Total comprehensive loss	$(14,963)	$(7,372)	$(37,441)	$(18,652)

Theseus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	SEPTEMBER 30,	DECEMBER 31,
	2022	2021
Assets
Cash and cash equivalents	$115,564	$244,662
Short-term investments	96,870	—
Long-term investments	8,541	—
Other assets	9,318	6,267
Total assets	$230,293	$250,929
Liabilities and Stockholders’ Equity
Liabilities	$11,699	$4,495
Stockholders’ equity	218,594	246,434
Total liabilities and stockholders’ equity	$230,293	$250,929